EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Willdan Group, Inc.:

We consent to the use of our report dated March 15, 2016, and with respect to the consolidated balance sheet of Willdan Group, Inc. as of January 1, 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of January 1, 2016, incorporated herein by reference.  Our report refers to the adoption of FASB Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes.

/s/ KPMG LLP

Irvine, California
August 3, 2016